                                                                      EXHIBIT 11

                 CASE CORPORATION AND CONSOLIDATED SUBSIDIARIES
               COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK

                        (MILLIONS EXCEPT SHARE AMOUNTS)

                                                YEAR ENDED DECEMBER 31,
                                            ----------------------------------
                                               1996        1995      1994(A)
                                            ----------  ----------  ----------
COMPUTATIONS FOR STATEMENTS OF INCOME
  Primary earnings per share of common
   stock (average shares outstanding):
    Income before cumulative effect of
     changes in accounting principles and
     extraordinary loss.................... $      349  $      346  $      163
    Cumulative effect of changes in
     accounting principles.................        --           (9)        (29)
    Extraordinary loss.....................        (33)        --           (5)
                                            ----------  ----------  ----------
    Net income.............................        316         337         129
    Preferred stock dividends..............          7           7           7
                                            ----------  ----------  ----------
    Net income to common................... $      309  $      330  $      122
                                            ==========  ==========  ==========
    Average shares of common stock
     outstanding........................... 72,196,920  70,553,376  70,069,447
    Incremental common shares applicable to
     restricted common stock based on the
     common stock daily average market
     price during the period...............    188,547     109,866         --
    Incremental common shares applicable to
     common stock options based on the
     common stock daily average market
     price during the period...............  1,645,138   1,101,489      25,701
                                            ----------  ----------  ----------
    Average common shares, as adjusted..... 74,030,605  71,764,731  70,095,148
                                            ==========  ==========  ==========
    Earnings per share of common stock
     (including common stock equivalents):
      Net income after preferred stock
       dividends and before cumulative
       effect of changes in accounting
       principles and extraordinary loss... $     4.61  $     4.72  $     2.22
      Cumulative effect of changes in
       accounting principles...............        --        (0.12)      (0.41)
      Extraordinary loss...................      (0.44)        --        (0.07)
                                            ----------  ----------  ----------
      Net earnings per share of common
       stock............................... $     4.17  $     4.60  $     1.74
                                            ==========  ==========  ==========
  Fully diluted earnings per share:
    Average shares of common stock
     outstanding........................... 72,196,920  70,553,376  70,069,447
    Incremental common shares applicable to
     restricted common stock based on the
     more dilutive of the common stock
     ending or average market price during
     the period............................    195,831     152,350         --
    Incremental common shares applicable to
     common stock options based on the more
     dilutive of the common stock ending or
     average market price during the
     period................................  1,801,893   1,704,203     109,519
    Average common shares issuable assuming
     conversion of the Series A Cumulative
     Convertible Preferred Stock and the
     Cumulative Convertible Second
     Preferred Stock.......................  3,488,711   3,483,354   3,494,432
                                            ----------  ----------  ----------
    Average common shares assuming full
     dilution.............................. 77,683,355  75,893,283  73,673,398
                                            ==========  ==========  ==========
    Fully diluted earnings per average
     share of common stock, assuming
     conversion of all applicable
     securities:
      Net income before cumulative effect
       of changes in accounting principles
       and extraordinary loss.............. $     4.48  $     4.56  $     2.21
      Cumulative effect of changes in
       accounting principles...............        --        (0.12)      (0.39)
      Extraordinary loss...................      (0.42)        --        (0.07)
                                            ----------  ----------  ----------
      Net earnings per share of common
       stock............................... $     4.06  $     4.44  $     1.75
                                            ==========  ==========  ==========
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  (a) The 1994 presentation is on a pro forma basis. For all periods prior to
June 23, 1994, pro forma earnings per common share is computed based upon historical income and assumes 70 million shares outstanding and payment of preferred stock dividends. For more information on the pro forma adjustments, see Note 16 to the Case Financial Statements.